Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report included in this registration statement and dated February 26, 2002 included in Interpool Inc.‘s Form 10-K for the year ended December, 31 2001, and to all references to our firm included in this registration statement.

/s/ Arthur Andersen LLP
Arthur Andersen LLP

New York, New York
May 15, 2002